CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated as of March 31, 2025 is made by and among F. Brad Denardo (the “Consultant”), National Bankshares, Inc., a Virginia corporation (the “Company”), and The National Bank of Blacksburg, a national banking association (the “Bank”, and together with the Company, the “Organization”).

WHEREAS, the Consultant is employed by the Company and the Bank and provides services to the Company as its Chief Executive Officer and Chairman of the Board of Directors and to the Bank as its Chief Executive Officer and Chairman of the Board of Directors;

WHEREAS, the Consultant has elected to retire as Chief Executive Officer of the Company and the Bank effective as of the end of the day on June 30, 2025;

WHEREAS, the parties desire that the Consultant provide certain consulting services to the Organization as set forth herein; and

WHEREAS, in recognition of the Consultant’s long and valued service to the Organization in executive management and as a director, and the parties’ desire for the Consultant to continue to provide to the Organization the benefit of his expertise and experience after his retirement as a consultant, the parties are entering into this Agreement to specify the terms of the Consultant’s engagement as a consultant to the Organization.

NOW, THEREFORE, based on the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Retirement Date. The Consultant’s retirement from the Company and the Bank will be effective as of the end of the day on June 30, 2025 (the “Retirement Date”). Effective as of the Retirement Date, the Consultant hereby agrees to voluntarily resign from all employee positions that he then holds as an officer of the Company or any Affiliate. For purposes of this Agreement, an “Affiliate” is any business entity that directly, or indirectly through one or more intermediaries, either controls, or is controlled by, the Company.

2. Consulting Period. Beginning on July 1, 2025 (the “Initial Date”) and through June 30, 2026 (as such term may be extended, the “Consulting Period”), the Consultant shall provide consulting services to the Organization as reasonably requested as an independent contractor (and not as an employee) in an outside consulting capacity to the Organization in the nature of advising his successor in the management of the Consultant’s prior duties and responsibilities and providing such other advisory services as reasonably requested by the Organization. The Consulting Period may be extended only if and as agreed to by the parties in writing. The Consultant’s engagement to provide consulting services does not create any employment or agency relationship between the Consultant and the Company or any of its Affiliates for any purpose. During the Consulting Period in his capacity as a consultant, the

Consultant shall have no authority (and shall not hold himself out as having authority) to bind the Company or an Affiliate and, in such capacity, shall not make any agreements or representations on the Company’s or an Affiliate’s behalf. The consulting services shall be rendered by the Consultant at such times and on such schedule as reasonably convenient to both the Organization and the Consultant. The Consultant shall not be required to work in accordance with any fixed schedule during the period that he renders consulting services. Either the Company and the Bank or the Consultant may terminate the independent contractor relationship and the Consulting Period for any reason or no reason following written notice at least 30 days in advance of such termination. Following termination of the independent contractor relationship and the Consulting Period, and unless otherwise provided for in this Agreement, (i) the Organization shall have no further obligations or liabilities under this Agreement except to pay any Consulting Fees that remain unpaid to the Consultant, and (ii) the Consultant shall have no further obligation to provide any consulting services.

3. Payments during the Consulting Period. During the Consulting Period, provided the Consultant complies with the terms of this Agreement, the Consultant will receive consulting fees at a rate of $6,000 per full month of consulting services (the “Consulting Fees”), payable not later than the last day of the month following the month for which payment for consulting services is made (the “Consulting Fees”). The Consultant will receive a pro-rata payment of Consulting Fees for any partial month during the Consulting Period. The Consultant will not be eligible for any incentive or bonus compensation or awards for service during the Consulting Period. The Consultant’s eligibility for or participation in the Employee Plans during the Consulting Period, if any, shall be determined under the terms of the Employee Plans in accordance with the Consultant’s treatment by the Company and its Affiliates as an independent contractor.

4. Tax Withholdings; Tax Liability. The Consultant acknowledges that the Organization will not withhold or pay any employment (e.g., Federal Insurance Contributions Act (FICA)), or other payroll taxes or income taxes on the Consultant’s behalf relating to the Consulting Fees. The Consultant agrees to pay all applicable income self-employment and any other payroll taxes associated with payments under this Agreement and shall indemnify the Company and any of its Affiliates and hold the Company and any of its Affiliates harmless against any tax liability, interest or penalty associated with the Consultant’s failure to pay such required taxes on a timely basis.

5. Covenants of the Consultant. The Consultant acknowledges and agrees that he will continue to be subject to the covenants set forth in Section 5 of the Amended and Restated Executive Employment Agreement by and between the Company and the Consultant, entered into March 11, 2015 and effective January 1, 2015 (the “Employment Agreement”) following the Retirement Date as set forth in the Employment Agreement. This Section 5 shall survive any termination of this Agreement, regardless of which party initiated the termination or the cause or reason, if any, for such termination.

6. Notification to Any Subsequent Employer. While it is not anticipated that Executive will seek employment with another employer subsequent to the Retirement Date, the Consultant agrees to notify any subsequent employer of the restrictive covenants set forth in

Section 5 and 7 of this Agreement and Section 5 of the Employment Agreement. In addition, the Consultant authorizes the Company to provide a copy of the restrictive covenants set forth in Section 5 and 7 of this Agreement and Section 5 of the Employment Agreement to third parties, including but not limited to, the Consultant’s subsequent, anticipated or possible future employer.

7. Confidential Information. During the term of this Agreement and all times thereafter, in addition to the Consultant’s obligations under Section 5 of this Agreement and Section 5 of the Employment Agreement, and except as required by any court, governmental authority or administrative agency or as may be otherwise required by applicable law, the Consultant shall not, without the written consent of a person duly authorized by the Company or an Affiliate, disclose to any person (other than the Consultant’s personal attorney, or a director or employee of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Consultant of the duties and responsibilities set forth hereunder) or utilize in conducting a business any Confidential Information obtained by the Consultant (i) while in the employ of the Company or the Bank, or (ii) during the term of this Agreement, unless such information has become a matter of public knowledge at the time of such disclosure. For the purposes of this Agreement, the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, marketing plans and efforts, know-how, processes, trade secrets and any other non-public information concerning the business and affairs of the Company or any Affiliate. At the termination of the Consultant’s services to the Organization set forth in this Agreement or at any other time the Company may request, the Consultant shall promptly deliver to the Company all property of the Company or any Affiliate, including but not limited to, any and all Confidential Information.

8. Governing Law. Except where preempted by federal law, this Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia.

9. Section 409A Compliance.

(a)
This Agreement and amounts payable hereunder are intended to satisfy an exemption under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) – e.g., the short-term deferral rule – or otherwise to comply with Code Section 409A and shall be construed and administered accordingly. For purposes of Section 409A, any installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Organization makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Organization be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Consultant on account of non-compliance with Section 409A.

10. Construction. The parties have fully considered the language, terms, and provisions of this Agreement and have jointly participated in its drafting, and the parties expressly agree that ambiguities, if any, shall not be construed against the drafter, but shall be resolved in a fair manner without unequal prejudice to any of the parties.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Except as set forth in Section 5 of this Agreement and Section 5 of the Employment Agreement, the Employment Agreement will be terminated and will be of no force or effect as of the Retirement Date. For clarity, the parties agree that (i) Section 5 of the Employment Agreement shall remain in effect despite the termination of the Employment Agreement, (ii) no termination without “Cause” or resignation for “Good Reason” (as such terms are used in the Employment Agreement) has occurred on or before the date hereof, and (iii) the Consultant’s retirement as of the Retirement Date constitutes a “Retirement” for purposes of the Employment Agreement.

12. Miscellaneous.

(a) Notices. Any notice under this Agreement must be in writing and given by certified or registered mail, postage prepaid, addressed to the party to be notified with return receipt requested. If to the Company and the Bank, notice shall be addressed to the attention of the President of National Bankshares, Inc., 101 Hubbard Street, Blacksburg, Virginia 24062. If to the Consultant, notice shall be addressed to the Consultant’s last known address in the records of the Company.

(b) Amendment. This Agreement may only be amended by an instrument in writing executed by the parties hereto or their legal representatives.

(c) Successors and Assigns. The obligations, duties and responsibilities of the Consultant under this Agreement are personal and shall not be assignable. The Company and the Bank shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company and the Bank to expressly assume and agree to perform all of the obligations of the Company and the Bank under this Agreement.

(d) Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

(e) Severability. The provisions of this Agreement and the benefits and amounts payable hereunder shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement and/or benefit or payment shall be effective and binding upon the parties.

(f) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

NATIONAL BANKSHARES, INC.
By:	/s/ LARA E. RAMSEY
LARA E. RAMSEY President

THE NATIONAL BANK OF BLACKSBURG
By:	/s/ LARA E. RAMSEY
LARA E. RAMSEY President

CONSULTANT
By:	/s/ F. BRAD DENARDO
F. BRAD DENARDO